Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS NAMES HEATH SAMPSON AS

CHIEF EXECUTIVE OFFICER

Mr. Sampson to lead the separation of the Refined Coal business and the transformation of the Emissions Controls business

HIGHLANDS RANCH, Colorado, April 7, 2015 – Advanced Emissions Solutions, Inc. (the “Company” or “ADES”) today announced the appointment of L. Heath Sampson as President and Chief Executive Officer. Dr. Michael D. Durham will work to ensure a smooth transition to Mr. Sampson and will retire from the Company at the end of the month.

W. Phillip Marcum, Chairman of the Board of Directors (“Board”) stated “We are pleased that Heath has accepted this position and the Board is confident that he has the right skills and experience to lead the next stages of the Company’s transformation. We look forward to further progress on the previously announced separation of the Refined Coal businesses from the Emission Control business as well as the evolution of the Emission Control business as its market shifts towards compliance solutions for the federal Mercury Air Toxics Standard (“MATS”) and away from equipment for MATS.”

Mr. Marcum continued “Mike’s contributions to all of the Advanced Emissions Solutions companies and the global air pollution control industry cannot be overstated. Since co-founding ADA Technologies in 1985 Mike has shown to be a visionary and driving force in creating and building multiple companies, including ADA Environmental Solutions, ADA Carbon Solutions and Clean Coal Solutions. His vision, creativity, and persistence have been essential factors in the success and outlook for these companies. We thank him and wish him well in his future endeavors.”

Dr. Durham commented “I am proud to be part of the successes over the past years and I am confident in the team that will lead the Company through its transformation. I look forward to the future success of all of the ADES companies”.

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the leadership transition to Mr. Sampson and the timing of Dr. Durham’s retirement; progress on the separation of the Company’s Refined Coal (“RC”) businesses; changes to the Company’s Emission Control business and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. There is no assurance as to the timing or structure of a potential separation transaction or whether it will be completed. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, uncertainties that may delay or negatively impact the separation transaction, the inability to structure a potential separation transaction in a way that the tax treatment is favorable to stockholders, the inability to obtain the required consents for a potential separation transaction, disruption to business operations as a result of the proposed separation transaction and the inability of either business to successfully operate independently; economic conditions and market demand; inability to commercialize the Company’s technologies on favorable terms; timing of or changes to laws, regulations and any legal challenges to or repeal of them; changes in the RC business that may adversely affect the benefits the Company expects from a potential separation transaction; termination of or amendments to the contracts for RC facilities; loss of key personnel; intellectual property infringement claims from third parties and other legal proceedings; and risks relating to the substantial costs and diversion of personnel’s attention and resources due to the audits and re-audits and filing any required restatements and periodic reports and related litigation and other factors discussed in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Strategic Initiatives and Investor Relations

(720) 889-6206

graham.mattison@adaes.com